UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aames Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

95-4340340
(I.R.S. Employer Identification No.)

350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071
(Address of Principal Executive Offices)

Aames Financial Corporation
1999 Stock Option Plan

(Full Title of the Plan)

John F. Madden, Jr., Esq.
Executive Vice President General Counsel and Secretary
Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071

(Name and Address of Agent for Service)

(323) 210-5000

(Telephone Number, Including Area Code, of Agent for Service)

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	9,077,599	$1.18	$10,711,566.82	$2,396.49(1)

(1) Previously paid.

Changes to 1999 Stock Option Plan

        This post-effective amendment no. 1 relates to the registration statement on Form S-8 (File No. 333-45826) of Aames Financial Corporation filed with the U. S. Securities and Exchange Commission on September 15, 2000. That registration statement registered additional shares for issuance under the company’s 1999 Stock Option Plan. On May 5, 2003, the company’s board of directors made changes to the 1999 Stock Option Plan. As a result of these changes, the company is filing this post-effective registration statement to reflect the changes made to the company’s 1999 Stock Option Plan.

PART II

Information Required in the Registration Statement

Item 3.      Incorporation of Documents by Reference.

        The following documents heretofore filed by Aames Financial Corporation with the U.S. Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

•	Our annual report on Form 10-K for the year ended June 30, 2003;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2003;

•	Our current reports on Form 8-K filed July 2, 2003, July 30, 2003, September 30, 2003, October 9, 2003, October 17, 2003, November 20, 2003, November 21, 2003, December 5, 2003 and December 15, 2003;

•	Our annual proxy statement on Schedule 14A dated October 28, 2003; and

•	Our information statement on Schedule 14C dated August 25, 2003.

•	Description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 22, 1991.

        All documents subsequently filed by Aames pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities

      Not applicable.

Item 5.      Interests of Named Experts and Counsel

     Not applicable.

Item 6.      Indemnification of Directors and Officers

        Aames has adopted provisions in its Amended and Restated Certificate of Incorporation which limit the liability of directors. As permitted by applicable provisions of the Delaware General Corporation law, directors will not be liable to Aames for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director’s duty to Aames or its stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of Aames or its stockholders, that involve intentional misconduct or knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to Aames or its stockholders, or that show a reckless disregard for his duty to Aames or its stockholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to Aames or its stockholders, or (iii) based on transactions between Aames and its directors or other corporations with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. Aames’s Bylaws provide that Aames must indemnify its directors and officers to the full extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary under the Delaware Law, and Aames has entered into indemnification agreements (the “Indemnification Agreements”) with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between Aames and each of the other parties thereto, thus preventing Aames from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.

Item 7.      Exemption From Registration Claimed.

     Not applicable.

Item 8.      Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation (1)

4.2	Amended and Restated Bylaws of the Registrant (2)

4.3	Amended and Restated 1999 Stock Option Plan of the Registrant

5.1	Opinion of John F. Madden, Jr., Esq.

23.1	Consent of John F. Madden, Jr., Esq.(included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page)

(1)	Incorporated by reference from Aames's registration statement on Form S-8, file number 333-108915 filed with the U.S. Securities and Exchange Commission on September 18, 2003

(2)	Incorporated by reference from Aames's annual report on Form 10-K for the year ended June 30, 1999, filed with the U.S. Securities and Exchange Commission on September 3, 1999

Item 9.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 15th day of January, 2004.

AAMES FINANCIAL CORPORATION

By: /s/ John F. Madden, Jr.
_______________________________________
John F. Madden, Jr.
Executive Vice President, General Counsel and
Secretary

Power of Attorney

     Each person whose signature appears below constitutes and appoints John F. Madden, Jr., as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jenne K. Britell
Jenne K. Britell	Director	January 15, 2004

/s/ David H. Elliott
David H. Elliott	Director	January 15, 2004

/s/ Daniel C. Lieber
Daniel C. Lieber	Director	January 15, 2004

/s/ A. Jay Meyerson
A. Jay Meyerson	Director and Chief Executive Officer (Principal Executive Officer)	January 15, 2004

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.	Executive Vice President - Finance and Chief Financial Officer (Principal Financial Officer)	January 15, 2004

/s/ Eric C. Rahe
Eric C. Rahe	Director	January 15, 2004

/s/ Mani A. Sadeghi
Mani A. Sadeghi	Chairman of the Board of Directors	January 15, 2004

/s/ Robert A. Spass
Robert A. Spass	Director	January 15, 2004

/s/ Joseph R. Tomei
Joseph R. Tomei	Director	January 15, 2004

/s/ Stephen E. Wall
Stephen E. Wall	Director	January 15, 2004

/s/ Jon D. Van Deuren
Jon D. Van Deuren	Senior Vice President - Finance and Chief Accounting Officer (Principal Accounting Officer)	January 15, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation(1)

4.2	Amended and Restated Bylaws of the Registrant (2)

4.3	Amended and Restated 1999 Stock Option Plan of the Registrant

5.1	Opinion of John F. Madden, Jr., Esq.

23.1	Consent of John F. Madden, Jr., Esq. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated by reference from Aames's registration statement on Form S-8, file number 333-108915 filed with the U.S. Securities and Exchange Commission on September 18, 2003

(2)	Incorporated by reference from Aames's annual report on Form 10-K for the year ended June 30, 1999, filed with the U.S. Securities and Exchange Commission on September 3, 1999